Exhibit 10.1

Third Amendment to Commercial Lease

The Parties hereto, Clematis LLC, (“LESSOR”) and Interleukin Genetics, Inc., (“LESSEE”) are Parties under a certain Commercial Lease (“Lease Agreement”) dated February 13, 2004, a First Amendment to Commercial Lease (“First Amendment”) dated November 18, 2008, and a Second Amendment to Commercial Lease (“Second Amendment”) dated February 7, 2014, for approximately 12,989 rentable square feet on the third floor at 135 Beaver Street, Waltham, MA and hereby agree as follows (“Leased Premises”):

Whereas, the Parties have agreed to amend the Lease Agreement, the First Amendment, and the Second Amendment by this Third Amendment to the Commercial Lease (“Third Amendment”) to extend the Term of the Lease Agreement, and to adjust relevant provisions of the Lease Agreement pursuant to the terms and conditions stated herein. Unless otherwise expressly stated, all references to “lease” or “Lease” shall apply to and include the Lease Agreement, the First Amendment, the Second Amendment, and this Third Amendment.

Now therefore, for mutual consideration, the receipt of which is hereby acknowledged by both parties, effective on and after the date this Third Amendment is fully executed by both Parties the Lease Agreement is hereby amended to reflect the following changes:

3.	TERM:

This paragraph is hereby deleted and replaced with the following:

The Initial Term of this lease shall be for five (5) years commencing on April 1, 2004, and ending on March 31, 2009. The First Extended Term of this lease shall be for five (5) years commencing on April 1, 2009 and ending on March 31, 2014. The Second Extended Term of this Lease shall be for three (3) years commencing on April 1, 2014 and ending on March 31, 2017. The Third Extended Term of this Lease shall be for two (2) years commencing on April 1, 2017 and end March 31, 2019. Unless otherwise expressly stated, all references to “Term” or “term” shall apply to and include the Initial Term, the First Extended Term, the Second Extended Term, and the Third Extended Term.

4.	RENT:

This paragraph is hereby amended with the addition of the following:

During the Third Extended Term, the LESSEE shall pay to the LESSOR base rent in accordance with the schedule noted below per year, payable in advance in monthly installments in accordance with the schedule noted below commencing April 1, 2017. During the Third Extended Term, LESSEE shall pay base rent and additional rent to the LESSOR monthly, in advance, not later than the first day of each calendar month.

Base Rent:
Year	PRSF	Monthly	Yearly
4/1/17-3/31/18	$26.00	$28,142.83	$337,714.00
4/1/15-3/31/16	$26.75	$28,954.65	$347,455.75

20.	NOTICE:

This paragraph is hereby amended with the addition of the following:

LESSOR’S address as contained in this paragraph 20 and throughout the Lease Agreement is hereby changed to 465 Waverley Oaks Road, Suite 500, Waltham, MA 02452.

23.	BROKERAGE:

This paragraph is hereby amended with the addition of the following:

LESSOR and LESSEE represent to each other that neither party has dealt with any broker, or any other person, in connection with showing the property or Leased Premises for the Third Extended Term or this Third Amendment. LESSOR and LESSEE agree that each will hold harmless and indemnify the other from any loss, costs, damage and expense, including reasonable attorney’s fees incurred by LESSOR or LESSEE for a commission or finder’s fee as a result of the falseness of this representation.

25.	OPTION TO EXTEND:

This paragraph from the Second Amendment is hereby deleted and replaced with the following:

Provided no event of LESSEE default has occurred; the Leased Premises has not been reduced; the Leased Premises (as constituted at lease execution) has not been sublet or assigned; and LESSEE continues to occupy the entire Leased Premises; then LESSEE shall have one (1) three (3) year option to extend the lease term at a rent equal to the greater of the following: (a) market rate for equivalent office space in similarly located buildings within the Waltham market as determined by LESSOR; or (b) the total rent then in effect as of the expiration date of the then current lease term. In no event shall the rent for the option term be less than the total rent then in effect as of the expiration date of the then current lease term. LESSEE must give LESSOR written notice it is exercising its extension option no later than nine (9) months prior to the expiration of the then current lease term (“Extension Notice”). LESSOR shall provide LESSEE with the rent rate for the extended term within thirty (30) days of receiving the Extension Notice. In the event LESSEE notifies LESSOR as provided herein and, within thirty (30) days of receiving the LESSOR’S rent rate for the extended term has, in accordance with this paragraph, (i) delivered a fully executed mutually agreeable lease amendment, (ii) updated all deposits, and (iii) tendered the first month’s base rent for the extended term, then the Lease Agreement shall automatically be extended three (3) years from the date the Lease Agreement would have expired had the option to extend not been exercised. All other terms and provisions under the Lease Agreement, other than LESSOR’S Work or other tenant improvements, shall continue through the extended lease term. In the event the LESSEE does not provide the Extension Notice, execute a lease amendment and provide payment as provided herein, the LESSEE shall be deemed to have waived its option to extend the lease term and this Lease Agreement shall terminate upon the expiration of the then current term.

Notwithstanding the above, LESSEE accepts the Leased Premises in its current “AS IS” condition and acknowledges that the Leased Premises are currently occupied by the LESSEE and that the Leased Premises, as delivered and currently constituted, is suitable for the LESSEE’S intended use. LESSEE acknowledges that all work, if any, contemplated in the Lease Agreement, including but not limited to the Exhibit B, Amendment Exhibit B-1, Second Amendment Exhibit B-2, and this Third Amendment thereto, to be performed by the LESSOR has been completed to the full satisfaction of the LESSEE.

The Parties acknowledge that the Lease Agreement, the First Amendment, the Second Amendment, and this Third Amendment represent the entire agreement between the Parties and that no other modification, written or otherwise, exists between the Parties. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of the Lease Agreement, the First Amendment, the Second Amendment, this Third Amendment or any exhibits or amendments thereto.

All other terms and provisions under the Lease Agreement shall remain unchanged and are hereby ratified and affirmed.

IN WITNESS WHEREOF, the said Parties hereto set their hands and seals this 27th day of September, 2016.

LESSEE		LESSOR
Interleukin Genetics, Inc.		Clematis, LLC

By:	/s/ Mark B. Carbeau	By:	/s/ Steven P. Duffy
Name:	Mark B. Carbeau		Steven P. Duffy
Title:	CEO		Duly Authorized
Duly Authorized